Exhibit 4.3

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made as of August 25, 2004 by and among CASCADE SLED DOG ADVENTURES, INC., a Nevada corporation (the “Company”), Sunset Brands, Inc., a Nevada corporation (“Sunset”), and certain holders of the Company’s Common Stock, $.001 par value (“Common Stock”) identified on Exhibit 1 attached hereto (each a “Holder” and collectively, the “Holders”).

A.            WHEREAS, the Company has 5,045,658 shares of issued and outstanding Common Stock.

B.            WHEREAS, the Holders have acquired and are the record and beneficial owners of the number of shares of Common Stock specified in Exhibit 1 attached hereto.

C.            WHEREAS, the Company and Sunset have entered into an Agreement and Plan of Merger, dated on or about August 25, 2004 (the “Merger Agreement”) pursuant to which Sunset will merge with a wholly-owned subsidiary of the Company and the stockholders of Sunset will become stockholders of the Company (the “Merger”).

D.            WHEREAS, pursuant to the terms of a Confidential Term Sheet, dated on or about August 6, 2004 (together with any supplements or amendments thereto, including the supplement dated on or about August 23, 2004, the “Term Sheet”), Sunset is offering up to $6,300,000 in Units (the “Units”), each Unit having a purchase price of $900 and consisting of 1,000 shares of Series A Redeemable Convertible Preferred Stock and warrants to purchase an aggregate of 1,000 shares of Common Stock, $0.0001 par value, of Sunset at the following exercise prices: (i) 500 shares at an exercise price of $1.08 per share, (ii) 250 shares at an exercise price of $1.20 per share, and (iii) 250 shares at an exercise price of $1.32 per share (subject to adjustment in certain circumstances);

E.             WHEREAS, as a condition to the closing of the Merger (the “Closing”) and the other transactions contemplated by the Merger Agreement, Sunset and the Company have required that 2,218,560 issued and outstanding shares of Common Stock be cancelled and exchanged for warrants (the “Warrants”) to purchase an aggregate of 1,000,000 shares of Common Stock at an initial exercise price of $1.08 per share, in substantially the same form attached hereto as Exhibit A,

F.             WHEREAS, simultaneous with the Closing, the Holders wish to exchange the number of shares of Common Stock specified after their respective names in Exhibit 1 to this Agreement for the number Warrants specified after their respective names in Exhibit 1, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

1.                                       Agreement to Convert Common Stock.

1.1           Cancellation and Exchange of Common Stock.

(a)           Cancellation and Exchange.  Each of the Holders hereby agrees that simultaneously with the Closing, the number of shares of Common Stock held by such Holder and set forth after such Holder’s name on Exhibit 1 attached hereto (along with any right to declared but unpaid dividends, preferences or distributions (collectively, the “Tendered Shares”) shall be automatically cancelled and exchanged for the right to receive Warrants to purchase the number of shares of Common Stock specified after such Holder’s name in Exhibit 1 attached hereto (collectively, the “Conversion Securities”).

(b)           Irrevocable Election.  Holder agrees that the decision to convert the Tendered Shares pursuant to this Agreement is irrevocable and is contingent solely upon Closing of the Merger.  Each Holder agrees that, without the prior written consent of the Company and Sunset, following the date of this Agreement until the earlier of (i) Closing of the Merger or (ii) termination of the Merger Agreement in accordance with its terms for reasons other than a breach by the Company, such Holder shall not (A) elect to convert the Tendered Shares into any other security of the Company other than pursuant to this Agreement, or (B) directly or indirectly sell, assign, hypothecate or otherwise transfer or purport to transfer all or any portion of the Tendered Shares (or securities issuable upon conversion thereof).  Effectiveness of any sale, assignment or transfer of any Tendered Shares that is approved in writing by the Company and Sunset shall be contingent upon the new Holder agreeing in writing to be bound by the terms of this Agreement.

(c)           Cancellation of Tendered Shares.  Each Holder agrees that, as of the Closing, (i) the Tendered Shares shall be deemed cancelled, and (ii) the Holder shall have no rights with respect to the Tendered Shares other than to surrender the original stock certificate(s) representing such Tendered Shares (the “Certificate(s)”) for conversion and to receive the number of Warrants specified after such Holder’s name in Exhibit 1 in exchange therefor.  Prior to the Closing, Holder shall deliver the Certificate(s) to the Company (or its designee) duly endorsed for transfer to the Company.  Promptly following the Closing, the Company shall deliver or cause its transfer agent to deliver to each Holder, the number of Warrants specified after such Holder’s name in Exhibit 1; provided, however, that to the extent that any Holder does not deliver the Certificate(s) prior to Closing, upon surrender of the duly endorsed original Certificate(s) to the Company (or its designee), the Holder shall be entitled to receive (and the Company shall promptly issue or cause to be issued) in exchange therefor the number of Warrants specified after such Holder’s name in Exhibit 1.

(d)           Lost Certificates.  In the event that any Certificate(s) has been lost or destroyed, the Holder of the Tendered Shares represented by such Certificate(s), as a condition to receipt of any Conversion Securities in exchange therefore, execute and deliver to the Company an indemnity agreement, in such customary form as is reasonably acceptable to the Company and Sunset, indemnifying the Company for any loss or damages resulting from or arising out of the loss of such Certificate(s).

1.2           Piggy-Back Registration Rights.  Holder shall have the following registration rights with respect to (i) all shares of Common Stock owned by such Holder immediately following the Closing, and (ii) the shares of Common Stock underlying the Conversion Securities acquired pursuant to the terms of this Agreement:

(a)           Registration.  In the event that the Company files a registration statement with the Securities and Exchange Commission (“Commission”) at any time following the Closing, the Company will give written notice to Holder of such filing at least thirty (30) days prior to the effective date of such registration statement.  Upon the written request of the Holder that is received by the Company at least ten (10) business days prior to effectiveness of such registration statement, the

Company will cause (i) all shares of Common Stock owned by such Holder immediately following the Closing and (ii) all shares of Common Stock issued or issuable upon conversion or exercise of such Holder’s Conversion Securities (collectively, the “Shares”) to be included in the registration statement, to the extent necessary to legally permit the resale or other disposition of Shares by the Holder.  Nothing herein shall require the Company to file any registration statement and the Company may withdraw such registration statement at any time.  In addition, nothing herein shall entitle Holder to participate in any registration if such Holder’s participation is prohibited under applicable law (including Commission rules and regulations).

(b)           Underwritten Offering.  If the registration is for a public offering involving an underwriting, Company will so advise Holder as a part of its written notice.  In such event, the right of Holder to registration pursuant to this Section 1.2 is conditioned upon Holder’s participation in the underwriting and the inclusion of Holder’s Shares in the underwriting to the extent provided herein.  Holder will enter into (together with Company and the other shareholders distributing their securities through the underwriting) an underwriting agreement with the underwriter or underwriters selected by Company for the underwriting provided that the underwriting agreement is in customary form and is reasonably acceptable to Holders of a majority of all Shares issued or issuable upon conversion of Conversion Securities.

(c)           Cut Back at Request of Underwriter.  Notwithstanding any other provision of this Section, if the managing underwriter of an underwritten distribution advises Company and Holder in writing that in its good faith judgment the number of Shares and the other securities requested to be registered exceeds the number of Shares and other securities which can be sold in the offering, then (i) the number of Shares so requested to be included in the offering will be reduced to that number of Shares which in the good faith judgment of the managing underwriter can be sold in the offering, and (ii) the reduced number of Shares will be allocated among all Holders electing to have their Shares registered with such allocation being made on a pro rata basis based on the relative percentage of Shares requested to be registered by all Holders.  All Shares and other securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation and all other Shares not originally requested to be so included will not be included in the registration and will be withheld from the market by Holder for a period, not to exceed 180 days, which the managing underwriter reasonably determines is necessary to effect the underwritten public offering.

(d)           Registration Procedures.  In connection with the registration of Shares, Company, at its expense, will:

(i)            In accordance with the Securities Act and all applicable rules and regulations, prepare and file with the Commission a registration statement on Form S-1, S-2, S-3, SB-2, or S-4 (or any successor form which is intended to replace, or to apply to similar transactions as, such forms) or such other form as the Company may reasonably determine, with respect to the Shares;

(ii)           If the offering is to be underwritten in whole or in part, enter into a customary written underwriting agreement in form and substance reasonably satisfactory to the managing underwriter of the public offering;

(iii)          Furnish to Holder such number of copies of the registration statement and each amendment and supplement thereto, preliminary prospectus, final prospectus and such other documents as the underwriters and Holder may reasonably request in order to facilitate the public offering of the securities registered;

(iv)          Notify Holder of the filing of, such amendments or supplements to the registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the securities is required to be delivered under the Securities Act, any event has occurred as the result of which the prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(v)           In case Holder or any underwriter for Holder is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations of the Commission, prepare upon request such amendments or supplements to such registration statement and such prospectus as may be necessary in order for the prospectus to comply with the requirements of the Securities Act and such rules and regulations; and

(vi)          Advise Holder, after it receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if a stop order should be issued.

(e)           Expenses.

(i)            With respect to each inclusion of Shares in a registration statement pursuant to this Agreement, Company will bear all fees, costs and expenses of and incidental to the registration and the public offering in connection therewith; provided, however, that Holder will bear its pro rata share of any underwriting discounts and/or commissions.

(ii)           The fees, costs and expenses of registration to be borne as provided in this Section, include, without limitation, all registration, filing and NASD fees, exchange fees (if any), printing expenses, fees and disbursements of accountants and counsel for Company (but excluding any fees or disbursements of counsel for Holder), fees and disbursements of counsel for the underwriter or underwriters of such securities (if Company and/or selling security shareholders are otherwise required to bear such fees and disbursements).

(f)            Indemnification.

(i)            Company will indemnify and hold harmless pursuant to the provisions of this Agreement, Holder and each of Holder’s officers, directors, partners, legal counsel and accountants, and each person who controls Holder within the meaning of the Securities Act and any underwriter (as defined in the Securities Act) for Holder, and any person who controls such underwriter within the meaning of the Securities Act, from and against, and to reimburse Holder, its officers, directors, partners, legal counsel, accountants and controlling persons and each underwriter and controlling person of such underwriter with respect to, any and all claims, actions (actual or threatened), demands, losses, damages, liabilities, costs and expenses to which Holder, its officers, directors, partners, legal counsel, accountants or controlling persons or any such underwriter or controlling person of such underwriter may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, .liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made;

provided, however, that Company will not be liable in any such case to the extent that any claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by Holder, such underwriter or such controlling person specifically for use in the preparation thereof.

(ii)           Holder will indemnify and hold harmless Company, its officers, directors, legal counsel and accountants, any underwriter and each person who controls Company or any underwriter within the meaning of the Securities Act, from and against, and agrees to reimburse Company, its officers, directors, legal counsel, accountants and controlling persons, any underwriter with respect to, any and all claims, actions, demands, losses, damages, .liabilities, cots or expenses to which Company, its officers, directors, legal counsel, accountants, such controlling persons, or any underwriter may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto or are caused by the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by Holder specifically for use in the preparation thereof.  Notwithstanding the foregoing, Holder will not be obligated hereunder to pay more than the net-proceeds realized by it upon its sale of Shares included in such registration statement.

(g)           Restrictions.  Shares will only be treated as eligible for registration under this Section 1.2 if and so long as they (i) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Shares are removed upon the consummation of such sale.  In addition, any right to have Shares registered and any obligation of the Company to effect or maintain such registration shall terminate at such time as the Shares may be sold in reliance on Rule 144 of the Securities Act.

(h)           Information.  Holder will furnish Company with such information with respect to Holder and the Shares as Company may from time to time reasonably request in writing and as may be required by law or by the Commission.  In the event Holder fails or refuses to provide such requested information in a timely manner, the Company shall have the right to exclude such Holder’s Shares from the registration statement.

2.             Representations and Warranties of Holder.  Holder hereby represents, warrants and agrees with the Company and Sunset that:

2.1           Authorization; Outstanding Common Stock.  Holder has full power and authority to enter into the Agreement.  The Agreement, when executed and delivered by Holder, will constitute a valid and legally binding obligation of Holder, enforceable in accordance with its terms.  Holder is the only person with a direct or indirect interest in the Tendered Shares being converted into Conversion Securities under this Agreement.  Neither the Tendered Shares nor any interest therein has been sold, assigned, transferred or hypothecated by Holder and Holder has not entered into any agreement or arrangement to sell, assign, transfer or hypothecate all or any portion of the Tendered Shares.  The Tendered Shares are owned, beneficially and of record, by Holder free and clear of any claims, liens or encumbrances.  The information contained in Exhibit 1, attached hereto, regarding Holder, his or its address and share ownership is complete and accurate and the Company and Sunset may rely on such information in issuing the Conversion Securities.

2.2           Accredited Investor.  Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Holder is experienced in evaluating and investing in securities of companies in a similar stage of development and is able to fend for himself or itself and can bear the economic risk of an investment in the Conversion Securities and underlying Shares.

2.3           Disclosure of Information and Risks.  Holder has a preexisting relationship with, and has extensive knowledge of, the Company.  Holder has had an opportunity to ask questions and receive answers from the Company and Sunset with respect to the Merger and related transactions, including (without limitation) the Company’s proposed acquisition of Low Carb Creations, Inc. (“LCC”) following the closing of the Merger (the “LCC Acquisition”).  Holder has had an opportunity to review any requested documentation regarding the terms of the Merger, the LCC Acquisition and related transactions, as well as the business, properties, prospects and financial condition of the Company.  Holder acknowledges and agrees that Holder has previously received a copy of the Term Sheet, and is aware that an investment in the Conversion Securities as a result of the exchange of Common Stock contemplated hereby involves significant risks including those described in this Agreement and in the Term Sheet under “Risk Factors.”  Among other things, Holder acknowledges and agrees that there can be no assurance that the LCC Acquisition will be completed in a timely manner or, if completed, the Company will be able to successfully operate LCC or execute its business plan.  Holder has been advised to consult, and has had an opportunity to consult, with Holder’s own counsel and/or tax or other advisors regarding the transaction contemplated by this Agreement.

2.4           Specific Risk Awareness.  Holder confirms that Holder understands and has fully considered the risks of the exchange of Tendered Shares contemplated by this Agreement and the resulting investment in the Conversion Securities and underlying Shares.  By agreeing to exchange the Tendered Shares for the Conversion Securities, Holder acknowledges and agrees that if Holder elects to exercise convert all or any portion of the Conversion Securities into Shares, Holder will hold only a small percentage of the total issued and outstanding shares of Common Stock of the Company following completion of the Merger and, as a result, will be bound by decisions made by holders of a majority of such outstanding shares.  In addition, Holder acknowledges, confirms, and agrees that (a) an investment in Conversion Securities (and underlying Shares) is suitable only for an investor who is able to bear the economic consequences of losing his or its entire investment, (b) investment in the Conversion Securities is highly speculative and involves a high degree of risk of loss by Holder of his or its investment, (c) Holder is able to bear the economic risk of this investment, and (d) Holder may be required to hold the Conversion Securities and/or underlying Shares for an indefinite period of time.

2.5           Purchase Entirely for Own Account.  This Agreement is made with Holder in reliance upon Holder’s representation to the Company and Sunset, which by Holder’s execution of this Agreement Holder hereby confirms, that the Conversion Securities (and underlying shares of Common Stock) to be acquired by Holder will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than sales in accordance with applicable state and federal securities laws).  By executing this Agreement, Holder further represents that Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Conversion Securities (or underlying shares of Common Stock) and Holder has not been formed for the specific purpose of acquiring the Conversion Securities or underlying shares of Common Stock.

2.6           No Public Market.  Holder understands that there can be no assurance that a liquid public market for the Warrants or the Common Stock underlying the Warrants will ever exist.

2.7           Restricted Securities.  Holder understands that the Warrants and the Common Stock issuable upon exercise of the Warrants) have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein.  Holder understands that the Warrants and the Common Stock underlying the Warrants will be “restricted securities” under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, Holder must hold the Warrants and Common Stock underlying the Warrants indefinitely unless they are registered with the Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.  Holder acknowledges that the Company has no obligation to register or qualify the Conversion Securities or underlying shares of Common Stock for resale other than in accordance with the terms of this Agreement.  Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrants and shares of Common Stock underlying the Warrants, and requirements relating to the Company which are outside of Holder’s control and which the Company is under no obligation, and may not be able, to satisfy.

2.8           Legends.  It is understood and agreed that the Warrants and the shares of Common Stock underlying the Warrants, and any securities issued in respect thereof or exchange therefor, may bear a legend substantially the same as the following legend as well as any legend required by the Blue Sky laws of any state of the United States to the extent such laws are applicable to the Shares represented by the certificate so legended:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS.”

3.             Release of Claims.  Each Holder hereby waives, releases and discharges the Company, Sunset and its successors, representatives, subsidiaries, assigns, agents, officers, directors, and employees, and each of them (herein collectively the “Releasees”), of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature, character and description, known or unknown, relating to the offer, sale or issuance of the Tendered Shares or any other obligations or securities of the Company (collectively, “Released Claims”), which Holder now owns or holds, or has at any time heretofore owned or held, in any way relating to any prior agreements, arrangements or understandings between Holder and any Releasee, except for any claims arising under the terms of this Agreement, the Merger Agreement, or Holder’s rights as a holder of the Tendered Shares.  Holder agrees that to forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Releasees based on, arising out of, or in connection with any Released Claim.

Each Holder hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California with respect to the Released Claims.  Holder understands that the facts in respect of which the release made in this Agreement are given may hereafter turn out to be other than or different from the facts in that connection now known or believed by Holder to be true, and Holder hereby accepts and assumes the risk of the facts turning out to be different and agrees that this release shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts.

Section 1542 of the Civil Code of the State of California reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.             Indemnification of Company and Sunset Each Holder agrees to indemnify and hold harmless the Company, Sunset and each of their respective officers, directors, agents, attorneys, accountants and affiliates from and against all damages, losses, costs and expenses (including reasonable attorneys’ fees) that they may incur by reason of the failure of Holder to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by Holder herein or in any other document provided by Holder to the Company or Sunset in connection with the transactions contemplated hereby. Holder understands and agrees that, in addition to any other remedies available to the Company under this Agreement, the Merger Agreement, or under applicable law, in the event of any breach of Holder’s representations or warranties contained in Section 2.1, the Company may (or may cause its transfer agent to) issue stop transfer instructions with respect to any of the Conversion Securities.

5.             Nontransferability of Agreement.  This Agreement is not transferable or assignable by a Holder without the written consent of the Company and Sunset.

6.             Holders’ Joint and Several Liability.  If more than one person is executing this Agreement as a Holder, the obligations of each shall be joint and several and the representations and warranties contained in this Agreement shall be deemed to be made by, and be binding upon, each of those persons and his or her heirs, executors, administrators, successors and assigns.

7.             Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any of the Tendered Shares or Conversion Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.             Governing Law; Arbitration.  This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of California.  Holder agrees that any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated hereby shall be finally settled by arbitration conducted in accordance with the provisions of this Section 8.  The arbitration shall be conducted and the arbitrator chosen in accordance with the rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Company, Sunset (to the extent Sunset is a party to such claim) and Holder.  The seat of the arbitration shall be in Los Angeles, California.  Each of the Company, Sunset and Holder hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.  The arbitral award shall be in writing and shall be final and binding on each of the Company, Sunset and Holder.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.  Holder acknowledges and agrees that by agreeing to the provisions of this Section 8 Holder is waiving any right that Holder may have to a jury trial with respect to the resolution of any dispute under this Agreement.

9.             Amendments; Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Agreement may only be amended by written agreement of Holder, the Company and Sunset.  Upon execution by the Company and Sunset, this Agreement shall be binding upon each Holder who executes a copy of this Agreement regardless of whether any other Holders agree to execute a counterpart of this Agreement or be bound by its terms.

10.           Entire Agreement; No Reliance on Other Information.  This Agreement, and the documents referred to herein or contemplated hereby constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.  Holder acknowledges and agrees that, other than as specifically contained or referenced in or specifically contemplated by this Agreement, Holder has not relied on and no party has provided any information (whether written or oral) to, or made any representation, warranty or promise relating to, the Tendered Shares, Conversion Securities or underlying Shares, the Merger, the LCC Merger, or Holder’s decision to enter into this Agreement.

11.           Notice Regarding Record Ownership. All record Holders of the Common Stock being converted and exchanged hereby should sign this Agreement in the same name as title to such Common Stock is held.  Conversion Securities will be issued in the name of the record holder of the Common Stock as maintained by the Company.  In the event that the Conversion Securities are to be issued to a different person or entity, a special request must be made in writing to the Company and Sunset and the Company and Sunset consent to the transfer of rights to receive the Conversion Securities.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date set forth above.

“Company”

CASCADE SLED DOG ADVENTURES, INC., a Nevada corporation

By
Rowland W. Day II, President

“Sunset”

SUNSET BRANDS, INC., a Nevada corporation

By
Todd Sanders, President and CEO

“Holders”

ACUARIUS ASSOCIATES CORP.	ARDEE TRADING CORP.

By:	By:
Name:	Name:
Title:	Title:

CARLTON EQUITIES SA	GRANADA ENTERPRISES

By:	By:
Name:	Name:
Title:	Title:

MIRAFLORES CORP	RED SPRINGS TRADING CORP.

By:	By:
Name:	Name:
Title:	Title:

VALENTIA PROPERTIES INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT 1

List of Holders, Tendered Shares and Conversion Securities

Name	Number of Shares of Common Stock Owned	Number of Tendered Shares	Warrants to be Issued
Initials

Acuarius Associates Corp.	575,000

Ardee Trading Corp.	700,000

Carlton Equities SA	650,000

Granada Enterprises	700,000

Miraflores Corp.	300,000

Red Springs Trading Corp.	300,000

Valentia Properties Inc.	575,000

Dennis Madsen	200,000

Totals:	4,000,000	2,218,560	1,000,000